Exhibit 10.2

BUYER’S AGREEMENT

This Buyer’s Agreement (this “Agreement”) is made as of this 25th day of June 25, 2020 (the “Effective Date”), by and among Engage & Excel Enterprises Inc., an Ontario Corporation (“Service Provider”) and Stran Promotional Solutions, a Massachusetts Corporation (“SPS”).

WHEREAS, SPS desires that the Service Provider President Alan Chippindale perform certain roles to help effectively and strategically engage and buy a client segment of Wildman Business Group (“WBG”) Imprints division (the “CSWI”), along with the services as outlined in the Process herein (the “Services”); and

WHEREAS, the Service Provider desires to provide the Services to SPS, all upon the terms and conditions contained herein;

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, it is agreed as follows:

1. SERVICES:

(a)	PROCESS: The services outlined will be provided in the following manner (allowing flexibility to the unique style and dynamics of SPS):

a. After consultation with SPS to perform an initial business assessment of CSWI and desired outcome, Service Provider will:

i.	Outline and document the ideal characteristics/success factors.

ii.	Review CSWI CIM (confidential information memorandum: a comprehensive summary and proposed strategic opportunity) profile.

iii.	Facilitate and join ongoing conference calls, Web calls and WBG visit to SPS in Boston.

iv.	As the process evolves between SPS and WBG, Service Provider will work with SPS to help strategically define, negotiate and document steps leading to the closed Sale, including assisting in the coordination of due diligence by SPS of CSWI. Service Provider will help develop all base documents typically involving a Letter of Intent and Final PSA Agreements and ancillary documents. At that time each party will have their own professional advisors involved.

Service Provider will share all of their experience and contribute to terms negotiation and document development. Service Provider has no authority to bind or commit SPS on any contract, agreement or note, or to execute on SPS’s behalf any other instrument or document of any type whatsoever. All final decisions with respect to any transaction or agreement and/or any binding actions are within the sole and exclusive discretion of SPS.

2. SERVICE FEES AND TRANSACTION FEE:

(a)	ENGAGEMENT SERVICE FEE:

Upon SPS’s decision to engage Service Provider, SPS will pay to Service Provider, within 7 days, a $0 (Zero) US Engagement Service Fee for compensation associated in managing the Process up until, but not including to completion of a fully executed Letter of Intent with a prospective Seller.

(b)	SERVICE FEE FOR SUCCESSFUL COMPLETION OF LETTER OF INTENT:

Upon execution of a fully executed Letter of Intent with Buyer, SPS will pay to Service Provider, within 7 days, a $0 (Zero) US Letter of Intent Fee for compensation associated in managing the Letter of Intent Process to completion.

(c)	SERVICE FEE FOR SUCCESSFUL COMPLETION OF PURCHASE AND SALE AGREEMENT:

Upon execution of a fully executed Purchase and Sale Agreement with WBG, SPS will pay to Service Provider, within 7 days, a $20,000 US PSA Completion Fee for compensation associated in helping manage the stages of engagement, Letter of Intent, Due Diligence and the Purchase & Sale Agreement Process to completion.

(d)	TRANSACTION FEE:

Subsequent to the completed Purchase and Sale Agreement and close, SPS will pay to Service Provider an annual transaction fee for two years as follows:

●	Within 30 days of the completion of year 1 post close, a transaction fee equal to 1.5% of Contribution Margin generated through the purchased accounts from WBG, during the first 12 months. (not to include payments for inventory).

●	Within 30 days of the completion of year 2 post close, a transaction fee equal to 1.5% of Contribution Margin generated through the purchased accounts from WBG, during months 13-24. (not to include payments for inventory).

●	Service Provider will be available to SPS to provide oversight to the transition plan and performance reviews with SPS and the WBG, throughout this 2 year period.

3. TERM AND TERMINATION: The term of this Agreement shall be for a period of twelve (24) months (the “Term”) form the effective date of the Purchase & Sale. Service Provider shall commence providing the Services as of the date hereof and shall continue for the duration of the Term.

4. PAYMENT OF FEES:

(a) Service Fees: All Service Fees earned shall be payable in full in cash within 7 days of the completion.

(b) Transaction Fees: The Transaction Fees shall be payable in full in cash within 30 days of the completion of each of year 1 and year 2.

5. CONFIDENTIALITY: The Service Provider acknowledges that during the Service Provider’s engagement for Services with SPS, the Service Provider will acquire, be exposed to and have access to, material, data and information of SPS and/or its affiliates, customers or clients that is confidential, proprietary, and/or a trade secret. At all times, both during and after the termination of this Agreement, the Service Provider shall keep and retain in confidence and shall not disclose, except as required during the Service Provider’s engagement for Services with SPS, to any person, firm or corporation, or use for his own purposes, any of this proprietary, confidential or trade secret information. For purposes of this Section, such information shall include, but shall not be limited to: sales methods, information concerning customers and clients, advertising methods, financial affairs or methods of procurement, marketing and business plans, contract terms, strategies, projections, business opportunities, client lists, sales and cost information and financial results and performance of SPS and its affiliates. The Service Provider acknowledges that the obligations pertaining to the confidentiality and non-disclosure of information shall remain in effect during and after the Term of this Agreement, until SPS has released any such information into the public domain, in which case the Service Provider’s obligation hereunder shall cease with respect only to such information so released. In the event of the Service Provider’s breach or threatened breach of any provision of this paragraph 5, SPS shall be entitled to seek preliminary and permanent injunctive relief or other appropriate equitable relief, without proof of actual damages or the posting of a bond, in addition to any other remedies available to SPS at law or in equity.

6. GOVERNING LAW: This Agreement shall be construed in accordance with and governed by the laws of the State of Massachusetts, without regard to conflict of laws principles. Each of the parties expressly acknowledges and agrees that the federal courts located in Boston, MA shall be the exclusive jurisdiction within which to resolve all questions, disputes, controversies or litigation pertaining to this Agreement. Each of the parties expressly agrees to submit to the jurisdiction of such courts and waives any objection it may now or hereafter have to venue or convenience of forum.

7. OTHER PROVISIONS:

(a) Entire Agreement. This Agreement contains the entire understanding between the parties hereto.

(b) Severability. If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

(c) Assignment. Neither this Agreement nor any right or interest hereunder shall be assignable by the Service Provider without the prior written consent of SPS. SPS may transfer or assign its rights and interest in this Agreement to any of its affiliates without the prior written consent of the Service Provider; provided that the assignee must assume all obligations of SPS under this Agreement.

(d) Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of the Service Provider and SPS and their respective permitted successors and assigns.

(e) Amendment or Modification. This Agreement may not be modified or amended except by an instrument in writing signed by both the parties hereto.

(f) Waiver. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege. The provisions of this Section cannot be waived except in writing signed by both parties.

(g) Notices. Any and all notices, requests, demands and other communications required or otherwise contemplated to be made under this Agreement shall be provided by one or more of the following means and shall be deemed to have been duly given (a) if delivered personally, when received; (b) if transmitted by facsimile, on the date of transmission with receipt of a transmittal confirmation, or (c) if sent by registered or certified mail, postage prepaid, return receipt requested, or by a third party company or governmental entity providing delivery services in the ordinary course of business, which guarantees delivery on a specified date:

If to the Service Provider:

Alan Chippindale

Engage & Excel Enterprises Inc.

39 Queen’s Quay E.,#614

Toronto, ON M5E 0A5

If to SPS:

Stran Promotional Solutions

2 Heritage Drive,

Quincy, MA 02171

Attention: Andy Shape

or to such other address as any party hereto may designate by complying with the provisions of this Section.

Such notice shall be deemed given (i) as of the date of written acknowledgment by the Service Provider or an officer of SPS if delivered by hand, (ii) seventy-two (72) hours after deposit in mail if sent by registered or certified mail or (iii) on the delivery date guaranteed by the third-party delivery service if sent by such service.

Rejection or other refusal to accept or inability to deliver because of changed address of which no notice has been received shall not affect the date upon which the notice is deemed to have been given pursuant hereto. Notwithstanding the foregoing, no notice of change of address shall be effective until the date of receipt hereof.

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IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the Effective Date first written above.

SERVICE PROVIDER:

ENGAGE & EXCEL ENTERPRISES INC.

By:	/s/ Alan Chippindale	(SEAL)
Name:	Alan Chippindale
Title:	PRESIDENT

COMPANY:

STRAN PROMOTIONAL SOLUTIONS

By:	/s/ Andy Shape	SEAL)
Name:	Andy Shape
Title:	PRESIDENT

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